                                                                    EXHIBIT 5.16



                       THE PAYDEN & RYGEL INVESTMENT GROUP
                       333 South Grand Avenue, 32nd Floor
                          Los Angeles, California 90071
                                December 17, 1997

Payden & Rygel
333 South Grand Avenue, 32nd Floor
Los Angeles, CA 90071

Ladies and Gentlemen:

        As you know, we wish to retain Payden & Rygel to act as investment adviser to our newly created Value Stock Fund and Growth Stock Fund series. Accordingly, this will confirm our agreement to amend Exhibit A to the Investment Management Agreement between us dated as of June 24, 1992, as heretofore amended, by adding the following paragraphs:

        Value Stock Fund Series

        Annual Advisory Fees (as a percentage of average daily net assets) -- 0.35% of net assets.

        Operating Expense Limitation (as a percentage of average daily net assets) - Class A shares, 0.75%; Class B shares, 1.00%.

        Growth Stock Fund Series

        Annual Advisory Fees (as a percentage of average daily net assets) -- 0.35% of net assets.

        Operating Expense Limitation (as a percentage of average daily net assets) - Class A shares, 0.75%; Class B shares, 1.00%.

        In all other respects, the Investment Management Agreement between us, as heretofore amended, will remain unchanged. Please sign this letter below to confirm your agreement to this amendment.


                                       Very truly yours,


                                       Joan A. Payden
                                       President

AGREED:

PAYDEN & RYGEL

BY: ______________________________

TITLE: ___________________________